Exhibit 99.1

MFA MORTGAGE INVESTMENTS, INC. 350 Park Avenue NEW YORK, NEW YORK 10022 TELEPHONE (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

October 29, 2003		NEW YORK METRO

CONTACT:	William Gorin	NYSE: MFA
(212) 207-6400
www.mfa-reit.com

MFA Mortgage Investments, Inc.
Announces Third Quarter 2003 Earnings Per Share of $0.21

     MFA Mortgage Investments, Inc. (NYSE: MFA) today reported net income of $11.8 million, or $0.21 per share, for the quarter ended September 30, 2003 versus $17.3 million, or $0.37 per share, for the quarter ended September 30, 2002. As of September 30, 2003, stockholders’ equity was $462.5 million, or $7.73 per share.

     On September 10, 2003, MFA announced a third quarter 2003 common stock dividend of $0.28 per share. The third quarter dividend will be paid on October 31, 2003 to stockholders of record on September 30, 2003.

     Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, commented on MFA’s third quarter 2003 results, “Our fundamentals remain solid and we are well positioned for this period of economic uncertainty. Approximately 99% of our assets consist of mortgage-backed securities (“MBS”) and related receivables issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation and cash. In addition, over 99% of the MBS in our portfolio are adjustable-rate and hybrids, which have an initial fixed interest rate for five years or less and then convert to a one-year adjustable-rate for the remaining loan term. We believe that avoiding significant holdings of fixed-rate MBS reduces our exposure to interest rate risk.”

     Mr. Zimmerman continued, “We believe that both U.S. monetary and fiscal policies are and will remain accommodative to economic recovery for at least the next few quarters. We anticipate that the Federal Funds target rate (currently 1.00%) will remain at low levels until gross domestic product grows at a rate conducive to a declining unemployment rate.”

     During the third quarter, MFA’s yield on interest-earning assets was negatively impacted by high prepayment speeds in the MBS portfolio, resulting in accelerated amortization of purchase premiums. While the gross yield of MFA’s interest-earning assets was approximately 4.36%, the net yield on interest-earning assets was reduced to 2.61%, due primarily to premium amortization. The portfolio spread, the difference between MFA’s interest-earning asset portfolio yield of 2.61% and its 1.46% cost of funds, was 1.15% for the third quarter.

     Mr. Zimmerman added, “Our portfolio spread has been negatively impacted by high prepayments. Many of our assets are indexed to one-year treasury rates and, with these rates near 1.30%, we are pleased with MFA’s return on average equity for the quarter of 10.7%.”

     “The prepayment speed on MFA’s MBS portfolio averaged 41% Constant Prepayment Rate (“CPR”) during the third quarter of 2003. We do not anticipate that interest rates will decline significantly over the next few quarters and therefore expect that prepayments will trend down, as mortgage rates no longer test historic lows. We expect that fourth quarter results will reflect some of this anticipated slowdown in prepayments.”

     During the third quarter of 2003, MFA realized a net gain of $1,080,000 from the sale of two real estate investments. In addition, MFA realized a loss on sales of MBS of $599,000 in the quarter.

     MFA finances the acquisition of its MBS primarily by borrowing at short-term rates using repurchase agreements. At September 30, 2003, MFA’s debt-to-equity ratio was 8.1:1 while its assets-to-equity ratio was approximately 9.2:1. Over time, MFA expects to maintain asset-to-equity ratio of less than 11:1.

     MFA continues to invest in adjustable-rate and hybrid MBS. Due to the fact that the assets MFA owns are adjustable after their initial fixed terms, the coupon received on these assets will adjust over time as interest rates change. In measuring its assets-to-borrowings repricing gap (“Repricing Gap”), MFA measures the difference between: (a) the weighted-average months until coupon adjustment or prepayment on its adjustable-rate and hybrid MBS portfolio assuming a CPR of 15%; and (b) the months remaining on our repurchase agreements applying the same CPR assumption. The CPR is applied in order to reflect, to some extent, the prepayment characteristics of interest-earning assets and interest-bearing liabilities. As of September 30, 2003, the weighted-average time to repricing or expected prepayment for MFA’s MBS portfolio was approximately 18 months while the average term remaining on its repurchase agreements was 8 months, resulting in Repricing Gap of 10 months.

MFA’s objective is to generate a high level of income while maintaining asset quality and protecting principal invested in its portfolio of high-quality adjustable-rate MBS and other assets. At September 30, 2003, MFA had total assets of approximately $4.3 billion. As of that date, approximately 99% of these assets consisted of MBS and related receivables issued or guaranteed by an agency of the United States government or a federally chartered corporation, such as Fannie Mae, Freddie Mac and Ginnie Mae, other MBS rated “AAA” by Standard & Poor’s Corporation and cash. At September 30, 2003, MFA also owned indirect interests in three multifamily apartment properties.

     Stockholders interested in reinvesting their dividends or purchasing stock directly from MFA may do so through the company’s Discount Waiver, Dividend Reinvestment and Stock Purchase Plan (the “Plan”) by contacting Mellon Investor Services, the company’s Plan administrator, at 1-866-249-2610 (toll free).  Interested stockholders may also go to the website established for the Plan at www.melloninvestor.com or visit the company’s website at www.mfa-reit.com.

The Company will hold its third quarter 2003 earnings conference call on Wednesday, October 29, 2003 at 10:00 a.m. EST. The number to call is 1-888-428-4470 in the U.S. and Canada. International callers must dial (651) 291-0561. The replay will be available through Wednesday, November 5, 2003 and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 703743. There will be a web cast of the call on www.mfa-reit.com.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions are intended to identify “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in the prepayment rates on the mortgage loans securing the Company’s MBS; changes in short-term interest rates and the market value of the Company’s MBS; changes in government regulations affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal income tax purposes; the Company’s ability to use borrowings to finance its assets; and risks associated with investing in real estate, including changes in business conditions and the general economy. These risks, uncertainties and factors could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as the date they are made and the Company does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In Thousands, Except Share and Per Share Amounts)	September 30, 2003	December 31, 2002

	(Unaudited)
Assets:
Mortgage backed securities	$4,053,218	$3,485,319
Cash and cash equivalents	167,425	64,087
Restricted cash	–	39
Accrued interest and dividends receivable	18,598	19,472
Interest rate cap agreements	281	1,108
Equity interest in real estate investments	2,853	3,806
Real estate	21,614	21,986
Goodwill, net	7,189	7,189
Prepaid and other assets	1,292	853

	$4,272,470	$3,603,859

Liabilities:
Repurchase agreements	$3,764,118	$3,185,910
Accrued interest payable	11,233	14,299
Mortgages payable on real estate	16,205	16,337
Dividends payable	16,889	14,952
Accrued expenses and other liabilities	1,531	1,161

	3,809,976	3,232,659

Commitments and contingencies	–	–

Stockholders' Equity:
Common stock, $.01 par value; 375,000,000 shares authorized;
59,867,105 and 46,270,855 issued and outstanding at
September 30, 2003 and December 31, 2002, respectively	599	463
Additional paid-in capital	480,458	359,359
Accumulated deficit	(15,175)	(12,417)
Accumulated other comprehensive income	(3,388)	23,795

	462,494	371,200

	$4,272,470	$3,603,859

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest and Dividend Income:
MBS income	$26,290	$36,672	$88,997	$93,458
Corporate debt securities income	–	181	–	791
Dividend income	–	–	–	39
Interest income on temporary cash investments	192	178	463	706

Total Interest and Dividend Income	26,482	37,031	89,460	94,994

Interest Expense on Repurchase Agreements	13,386	17,830	43,053	46,560

Net Interest and Dividend Income	13,096	19,201	46,407	48,434

Other Income (Loss):
(Loss)/Income from equity interests in real estate	(227)	(52)	(369)	139
Revenue from operations of real estate	723	–	1,944	–
Net loss on sale securities	(599)	(363)	(265)	(115)
Gain on sale of real estate and equity investments in real
estate, net	1,080	–	1,701	–
Other-than-temporary impairment on investment Securities	–	–	–	(3,474)

Total Other Income/(Loss)	977	(415)	3,011	(3,450)

Operating and Other Expense:
Compensation and benefits	1,002	773	2,882	2,126
Real estate operating expense	466	–	1,298	–
Mortgage interest on real estate	301	–	801	–
Other general and administrative	541	673	1,923	1,804

Total Operating and Other Expense	2,310	1,446	6,904	3,930

Net Income	$11,763	$17,340	$42,514	$41,054

Income Per Share:
Net income per share - basic	$0.21	$0.37	$0.82	$1.03
Weighted average shares outstanding - basic	57,248	46,257	51,634	39,801

Net income per share - diluted	$0.21	$0.37	$0.82	$1.03
Weighted average shares outstanding - diluted	57,337	46,346	51,696	39,913